Exhibit 99.2

Walter Energy, Inc. 3000 Riverchase Galleria Suite 1700 Birmingham, AL 35244 www.walterenergy.com Press Release

HOWARD CLARK RETIRES FROM WALTER ENERGY’S BOARD

BIRMINGHAM, AL, February 19, 2013 - Walter Energy (NYSE: WLT) (TSX: WLT), the world’s leading, publicly traded “pure-play” producer of metallurgical coal for the global steel industry, announced that long-time independent director Howard Clark, Jr., retired, effective yesterday.

“On behalf of our entire Board, I would like to extend our deep gratitude to Howard Clark, whose wisdom and insight have been invaluable resources over his nearly 19 years as an independent director,” said Michael T. Tokarz, Non-Executive Chairman of Walter Energy. “Walter Energy has benefited greatly from his commitment to our company and our shareholders.”

As a result of Mr. Clark’s retirement and Ms. Henderson’s election announced earlier today, the Walter Energy board will continue to consist of nine independent directors plus the Company’s Chief Executive Officer.

About Walter Energy

Walter Energy is the world’s leading, publicly traded “pure-play” metallurgical coal producer for global industry with strategic access to high-growth steel markets in Asia, South America and Europe. The Company also produces thermal coal, anthracite, metallurgical coke and coal bed methane gas. Walter Energy employs approximately 4,100 employees and contractors with operations in the United States, Canada and United Kingdom.

Contact:
Paul Blalock
Vice President, Investor Relations
205.745.2627
paul.blalock@walterenergy.com